EXHIBIT 99.1
DISH NETWORK® NAMES ERGEN PRESIDENT AND
ANNOUNCES EXECUTIVE APPOINTMENTS
Englewood, CO — February 5, 2008 — DISH Network Corporation (NASDAQ: DISH) today announced that effective immediately, Charlie Ergen, Chairman of the Board and Chief Executive Officer of DISH Network Corporation and EchoStar Corporation, has assumed the role of President of DISH Network.
Mr. Ergen succeeds Carl Vogel, who stepped down as President due to personal reasons. Mr. Vogel remains Vice Chairman of DISH Network and EchoStar, reporting to Mr. Ergen, and continues leading the Corporate Development, Programming and Business & Commercial Services functions.
Additionally, Mr. Ergen today announced the promotion of two individuals to Executive Vice President (EVP) on the DISH Network executive management team. Erik Carlson was promoted to EVP, Operations and reports to Mr. Ergen, overseeing DISH Network’s home and commercial installations, customer service centers, internal customer billing, and equipment retrieval and refurbishment operations. Mr. Carlson previously was Senior Vice President of Retail Services & Sales, a position he held since mid-2006. He joined EchoStar in 1995 and has held progressively larger operating roles over the years.
Tom Stingley was promoted to EVP, Sales & Distribution and reports to Jim DeFranco, Co-founder and EVP. Mr. Stingley joined EchoStar in 1995 as an Area Sales Manager and has since held various positions of increasing responsibility within the organization, most recently as Senior Vice President of Alliance Management.
The remainder of the DISH Network executive management team reporting to Mr. Ergen includes:
•	Jim DeFranco, Co-founder and EVP, leading the Sales & Distribution, Travel/Events, and Marketing organizations;

•	Stanton Dodge, EVP and General Counsel;

•	Bernie Han, EVP and Chief Financial Officer;

•	Stephen Wood, EVP and Chief Human Resources Officer.
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About DISH Network Corporation
DISH Network Corporation (Nasdaq: DISH) provides more than 13.695 million satellite TV customers with industry-leading customer satisfaction which has surpassed major cable companies for seven years running. DISH Network customers also enjoy access to a premier line of award-winning Digital Video Recorders (DVRs), hundreds of video and audio channels, the most International channels in the U.S., industry-leading Interactive TV applications, Latino programming, and the best sports and movies in HD. DISH Network offers a variety of package and price options including the lowest all-digital price in America, the DishDVR Advantage Package, high-speed Internet service, and a free upgrade to the best HD DVR in the industry. DISH Network is included in the Nasdaq-100 Index (NDX) and is a Fortune 300 company. Visit www.dishnetwork.com/aboutus or call 1-800-333-DISH (3474) for more information.
Media Contact
Kathie Gonzalez, (720) 514-5351, press@echostar.com